Exhibit 99.3

Trees Portland, LLC

Financial Statements

For the nine months ended September 30, 2021 and 2020

Trees Portland, LLC

Contents

Trees Portland, LLC

Balance Sheets

	September 30,	December 31,
	2021	2020
	(unaudited and unreviewed)
ASSETS
Current Assets
Cash and cash equivalents	$76,260	$89,716
Inventory	156,508	101,647
Total current assets	232,768	191,363
Non-current assets
Property and equipment, net	2,163	2,838
Operating lease right-of-use asset	161,921	146,578
Other non-current assets	5,109	5,109
Total non-current assets	169,193	154,525
Total Assets	401,961	345,888

LIABILITIES AND MEMBERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	57,330	99,692
Accrued expenses and other current liabilities	164,301	180,533
Current portion of lease obligation	19,454	19,994
Total current liabilities	241,085	300,219
Long-term liabilities
Lease obligation, net of current portion	146,740	127,992
Total liabilities	387,825	428,211

Commitments and contingencies (see note 5)	—	—

Members' equity (deficit)	14,136	(82,323)
Total liabilities and members' equity (deficit)	$401,961	$345,888

See accompanying notes to the financial statements

Trees Portland, LLC

Statements of Income and Members’ Equity (Deficit) (unaudited and unreviewed)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020

Product sales, net	$879,386	$826,384	$2,691,663	$2,334,232
Cost of goods sold	579,331	588,044	1,880,178	1,596,325
Gross margin	300,055	238,340	811,485	737,907

Operating expenses
Labor and benefits	118,525	122,675	373,496	393,536
Occupancy costs	10,696	8,517	31,162	25,871
Professional services	18,210	4,050	76,152	15,741
Office supplies and equipment	8,566	9,452	21,768	17,776
Advertising and promotion	5,518	3,947	14,151	13,542
Depreciation	224	224	675	500
Other operating expense	48,171	42,695	128,423	121,284
Total operating expenses	209,910	191,560	645,827	588,250
Operating income	90,145	46,780	165,658	149,657

Other income
Other income	2,787	2,551	8,574	7,229
Total other income	2,787	2,551	8,574	7,229
Net income	$92,932	$49,331	$174,232	$156,886

Members' deficit, beginning of the year	(74,227)	(117,904)	(82,323)	(152,369)
Contributions from members	46,524	21,319	189,400	69,120
Distributions to members	(51,093)	(30,042)	(267,173)	(150,933)
Members' equity (deficit), end of the year	$14,136	$(77,296)	$14,136	$(77,296)

See accompanying notes to the financial statements

Trees Portland, LLC

Statements of Cash Flows (unaudited and unreviewed)

	Nine months ended September 30,
	2021	2020
Cash flows from operating activities
Net income	$174,232	$156,886
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	675	500
Lease payments in excess of lease expense	2,865	(1,129)
Changes in operating assets and liabilities:
Inventories	(54,861)	(56,711)
Prepaid expenses and other current assets	—	—
Accounts payable	(42,362)	28,921
Accrued expenses and other current liabilities	(16,232)	31,560
Net cash provided by operating activities	64,317	160,027
Cash flows from investing activities
Purchase of property and equipment	—	(2,376)
Net cash used for investing activities	—	(2,376)
Cash flows from financing activities
Contributions from member	189,400	69,120
Distributions to member	(267,173)	(150,933)
Net cash used for financing activities	(77,773)	(81,813)
Net (decrease) increase in cash and cash equivalents	(13,456)	75,838
Cash and cash equivalents at the beginning of the year	89,716	63,171
Cash and cash equivalents at the end of the year	$76,260	$139,009

Supplemental cash flow Information
Cash paid for amounts included in the measurement of lease liabilities	$25,455	$24,610

Supplemental non-cash financing activity
ROU assets obtained in exchange for new lease liabilities	$32,894	$—

See accompanying notes to the financial statements

Trees Portland, LLC

Notes to Financial Statements (unaudited and unreviewed)

1.	ORGANIZATION AND NATURE OF BUSINESS

Trees Portland, LLC (“Trees Portland” or the “Company”) is a limited liability company which was formed in February 2016 under the laws of Oregon. Under the terms of the operating agreement, Trees Portland will continue in existence until the majority member makes a determination to dissolve the entity.  The Company’s principal business is retail sales of recreational and medicinal cannabis products. The licensed retail store is located in Portland, Oregon.

The Company’s business is subject to legal risk. Even though the State of Oregon has granted licenses to the Company for retail distribution of marijuana products, these activities remain illegal under federal law. This causes difficulty in obtaining traditional banking and financing relationships. If the federal government elects to enforce the laws as currently written or changes the laws with respect to cannabis, it could have an adverse effect on the Company’s operations, including potential prosecution under the laws and liquidation of the Company. The Company is also subject to a variety of state laws, regulations, and local ordinances.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments necessary to state fairly the financial position, results of operations, and cash flows of the Company at the dates and for the periods indicated. Interim results are not necessarily indicative of results for the full fiscal year. The comparative balance sheet as of December 31, 2020 was derived from the audited financial statements but does not include all disclosures required by GAAP.

These unaudited consolidated financial statements should be read in conjunction with the Company’s annual audited consolidated financial statements for the year ended December 31, 2020 and the notes thereto.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period.  Accordingly, actual results could differ from those estimates, and such results could be material.

Cash and Cash Equivalents

The Company’s recorded cash balance consists of cash on hand.

Inventories

Inventories consist of finished goods ready for sale to retail customers and are stated at the lower of cost or net realizable value. Net realizable value is determined as the estimated selling price in the ordinary course of business less the estimated costs necessary to make the sale. The Company periodically reviews physical inventory to specifically identify and adjust the value of excess, obsolete, and otherwise unsaleable items.  Based on the low level of historical write-offs and frequent inventory turnover, management believes that obsolete inventory as of the fiscal year end is immaterial, and therefore no reserve for obsolete inventory is recorded as of September 30, 2021 or December 31, 2020.

Impairment of Long-Lived Assets

GAAP requires that long-lived assets, such as property and equipment, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the asset is measured by comparison of its carrying amount to undiscounted future net cash flows the asset is expected to generate. Specifically, management

Trees Portland, LLC

Notes to Financial Statements (unaudited and unreviewed)

projects undiscounted cash flows expected over the period to be benefited. If such assets are considered to be impaired, the impairment recognized is measured as the amount by which the carrying amount of the asset exceeds its fair value. Estimates of expected future cash flows represent management’s best estimate based on currently available information and reasonable, supportable assumptions. Any impairment recognized is permanent and may not be restored. As of September 30, 2021, the Company believes no indicators of impairment exist.

Revenue Recognition

The Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers and all the related amendments (the “revenue standard” or “ASC 606”).

The Company generates revenue from the sale of cannabis to individual retail customers.  It recognizes this revenue at a point in time when control of the goods has been transferred to the customer at an amount which reflects the consideration the Company receives in exchange for those goods. The Company’s sales consist of a single performance obligation for which the transaction price for a given product sold is equivalent to the price quoted for the product, net of any discounts or allowances applicable at a point in time.

The Company has elected to exclude from measurement of the transaction price all taxes (e.g., sales, use, value added and certain excise taxes) that are assessed by a governmental authority in connection with a specific revenue-producing transaction and collected by the Company from the customer. Accordingly, the Company recognizes revenue net of taxes.

The Company generally does not have contract assets or contract liabilities.

Cost of Goods Sold

Cost of goods sold includes the costs of inventory sold including the product packaging as well as any inventory shrink due to theft or waste.

Advertising and Marketing costs

Advertising and marketing costs are expensed as incurred.

Income Taxes

The Company has elected to be taxed as an S-Corporation under the provisions of the United States Internal Revenue Code. Accordingly, taxable income and losses of the Company are reported on the income tax returns of the Company’s members and no provision for income taxes has been reflected in these financial statements.

Recently Issued Accounting Pronouncements

Accounting standards have been issued or proposed by the FASB that do not require adoption until a future date and are not expected to have a material impact on the financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

3.LEASES

The Company has an operating lease for its retail location (“store lease”) that was originally scheduled to expire in April 2021, with the Company’s option to extend the lease for one additional term of 5-years. In November 2020, management notified the lessor of the Company’s intent to exercise the extension option per the terms of the agreement. Therefore, the Company remeasured the lease obligation liability and ROU asset at that time based on the estimated renewal terms. The balances at December 31, 2020 reflect this remeasurement. In March of 2021, the Company executed a six-year extension of the store lease and remeasured the lease obligation and ROU asset based on the final terms of the extension. This resulted in an increase in the ROU asset and lease obligation

Trees Portland, LLC

Notes to Financial Statements (unaudited and unreviewed)

primarily due to the additional year of the extension period compared to the expected extension of 5 years. The Company’s lease agreement does not contain any material residual value guarantees or material restrictive covenants.  The remaining term of the store lease is 67 months as of September 30, 2021.

In addition to the monthly base rent payments, the Company pays additional amounts to cover the cost of insurance, property taxes, and other operating expenses.  These additional payments are variable and, in accordance with ASC 842, are excluded from the recognition and measurement of the lease obligation.

The Company’s operating lease liabilities and ROU assets are presented separately on the accompanying Balance Sheet. The leases do not have a stated interest rate, and therefore management used a discount rate of 10% to determine the present value of the lease obligation.

Lease expense is recognized on a straight-line bases over the term of the lease, with incremental variable lease payments are expensed as incurred. Lease expense is included in Occupancy costs in the accompanying Statement of Income and Member’s Equity.

The components of lease expense are as follows:

	For the three months ended September 30,		For the nine months ended September 30,
	2021	2020	2021	2020
Operating lease cost	$9,672	$7,827	$28,319	$23,481
Variable lease cost	1,024	690	2,843	2,390
Total lease cost	$10,696	$8,517	$31,162	$25,871

The Company’s remaining payments for its lease obligation are as follows:

Maturity of Lease Obligation as of September 30, 2021
2021 (October - December)	$8,625
2022	35,650
2023	37,433
2024	39,304
2025	41,269
2026 and thereafter	58,010
Total lease payments	220,291
Less: Interest	(54,097)
Present value of lease obligation	$166,194

4.ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Details of the Company’s accrued expenses and other current liabilities are as follows:

	September 30,	December 31,
	2021	2020
Sales tax accruals	$57,861	$106,206
Payroll accruals	98,760	73,950
Other expense accruals	7,680	377
Total accrued expenses and other current liabilities	$164,301	$180,533

Trees Portland, LLC

Notes to Financial Statements (unaudited and unreviewed)

5.COMMITMENTS AND CONTINGENCIES

The Company’s operations are subject to a variety of local and state regulation. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company ceasing operations. While management of the Company believes that the Company continued to follow applicable local and state regulation for the nine months ended September 30, 2021, and through the date of the financial statements, cannabis regulations continue to evolve and are subject to differing interpretations. As a result, the Company may be subject to regulatory fines, penalties or restrictions in the future.

6.RELATED PARTY TRANSACTIONS

The Company compensates its owners for their role in managing the business. Total compensation paid to the owners was approximately $8,000 and $40,000 for the three months ended September 30, 2021 and 2020, respectively, and $24,000 and $116,000 for the nine months ended September 30, 2021 and 2020, respectively.  These costs are included in Labor and benefits in the accompanying Statement of Income and Member’s Equity.

7.SIGNIFICANT CONCENTRATIONS

The Company’s operations consistent of a single retail store.  Any events or circumstances that occur to prevent the store from operating for a significant period, or that affect the demand for its products or costs of operation in its geographic location, could have a material adverse impact on the Company’s results of operations.

8.SUBSEQUENT EVENTS

The Company has evaluated events through February 11, 2022, which is the date the consolidated financial statements were available to be issued.

On December 30, 2021, the Company completed the sale of its assets to General Cannabis Corp.  In exchange for the assets, the Company received $245,400 in cash, 4,754,038 in common shares of General Cannabis Corp, and will receive an additional $368,100 in equal payments over 24 months.

There were no additional material subsequent events that require recognition or disclosure in these consolidated financial statements.